Exhibit 10.2

Campbell Soup Company

Fiscal Year 2005 Restricted Stock Award
<name>
<title>
Date of Grant: <grant date>

Congratulations!

You have been awarded a grant of <amount> restricted shares under the Fiscal 2005 Restricted Stock Program.

Providing you continue to be actively employed by the Company, these shares will vest in three installments as follows:

•	One third vests <two and one-half years from the grant date>

•	One third vests <three and one-half years from the grant date>

•	One third vests <four and one-half years from the grant date>

The statement is not intended to fully explain restricted stock awards. Please consult the 2003 Long-Term Incentive Plan and the Restricted Stock brochure for a complete understanding of the Company’s restricted stock program.

President & Chief Executive Officer